Exhibit 10.48
FIRST AMENDMENT TO LEASE
     This First Amendment To Lease (this “Amendment”) is dated as of this 28th day of February, 2000 by and between Mathilda Associates LLC, a California limited liability company (“Landlord”), and Juniper Networks, Inc., a Delaware corporation (“Tenant”).
Recitals
     A. Landlord and Tenant entered into a Lease dated June 18, 1999 (the “Lease”), for premises (the “Leased Premises”) with a street address of 1194 Mathilda Avenue, Sunnyvale, California, and more particularly described in the Lease;
     B. Landlord and Tenant now desire to amend the Lease on the terms and conditions set forth herein. Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to them in the Lease.
Agreement
     Now Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
     1. Security Deposit. The amount of the Security Deposit set forth in Article 1 of the Lease is hereby changed to $1,000,000. The amount of the Security Deposit shall remain subject to reduction as set forth in Paragraph 3.7 of the Lease.
     2. Expansion Rights. Concurrently herewith, Landlord and Tenant have entered into a new lease (the “1184 Lease”) for 1184 Mathilda Avenue, Sunnyvale, California, referred to in the Lease as the “1184 Building.” Landlord and Tenant agree that notwithstanding any provision in the Lease to contrary, Tenant’s lease of the 1184 Building shall be on all of the terms set forth in the 1184 Lease, and accordingly, upon full execution of the 1184 Lease, the First Expansion Option contained in Article 16 of the Lease shall be null and void.
     3. Lease Commencement Date. The Intended Commencement Date set forth in Article 1 of the Lease is deleted and replaced with “July 1, 2000.” The first sentence of Paragraph 2.3 is deleted and replaced with the following:
Subject to Paragraph 2.4 below, the term of this Lease shall begin, and the Lease Commencement Date shall be deemed to have occurred on the date which is sixty (60) days after the actual Delivery Date, as determined pursuant to Section 2.4 below.
     4. Base Monthly Rent. The Base Monthly Rent set forth in Article 1 of the Lease is hereby deleted and replaced with the following:
     Base Monthly Rent:                     The term “Base Monthly Rent” shall mean the following:

Period	Monthly Amount
7/1/00-5/31/01	$360,787.50
At the end of the 11th month after the actual Delivery Date and at the end of each 12 month period thereafter (until the Lease Expiration Date), Base Monthly Rent shall be increased at a rate of 3.5% per annum compounded annually.
     5. Commencement Date Certificate. The following provision is added to the end of Paragraph 2.3 of the Lease:
In the event the actual Lease Commencement Date is different than the Intended Commencement Date, Landlord and Tenant agree to execute a Lease Commencement Date Certificate in the form attached as Exhibit C setting forth the actual Lease Commencement Date and the Lease Expiration Date (such that the length of the Lease Term is the same as set forth in Article 1) and an adjustment to the schedule of Base Monthly Rent to reflect the change in the Lease Commencement Date and Lease Expiration Date. For purposes of adjusting the schedule of Base Monthly Rent set forth in Article 1 above, the annual date on which the Base Monthly Rent shall increase shall be that date which is eleven (11) months after the actual Lease Commencement Date and at the end of each twelve (12) month period thereafter.
     6. Cross-Default. A new subparagraph 12.1(i) is added to Article 12 as follows:
(i) Tenant shall be in default of its obligations under any other Lease between Landlord and Tenant.

     7. Notices. The following party is added to Paragraph 13.10 for receipt of copies of notices sent to Landlord:
Beacon Capital Partners Inc.
One Federal Street, 26th Floor
Boston, Massachusetts 02110
Attention: General Counsel
     8. Condition Precedent To Lease Amendment. This Amendment and the parties’ obligations hereunder are subject to the receipt by Landlord, no later than twenty one (21) business days after the date hereof, of the Lender’s Consent, as hereinafter defined. Landlord hereby agrees to use diligent efforts to obtain the Lender’s Consent by such date; however, if Landlord does not receive the Lender’s Consent by such date, this Amendment shall thereupon be deemed terminated and of no further force or effect, and neither party shall have any further rights, obligations, or liabilities hereunder. As used herein, the term “Lender’s Consent” means a written consent to this Amendment in form reasonably satisfactory to Landlord, executed by the holder of the promissory note secured by that certain Deed of Trust (encumbering the fee interest in the real property of which the Leased Premises are a part) recorded on November 11, 1999 in the Official Records of Santa Clara County, California, at Series No. 15042012.
     9. Ratification. The Lease, as amended by this Amendment, is hereby ratified by Landlord and Tenant and Landlord and Tenant hereby agree that the Lease, as so amended, shall continue in full force and effect.
     10. Miscellaneous.
          (a) Voluntary Agreement. The parties have read this Amendment and on the advice of counsel they have freely and voluntarily entered into this Amendment.
          (b) Attorneys’ Fees. If either party commences an action against the other party arising out of or in connection with this Amendment, the prevailing party shall be entitled to recover from the losing party reasonable attorney’s fees and costs of suit.
          (c) Successors. This Amendment shall be binding on and inure to the benefit of the parties and their successors.
          (d) Counterparts. This Amendment may be signed in two or more counterparts. When at least one such counterpart has been signed by each party, this Amendment shall be deemed to have been fully executed, each counterpart shall be deemed to be an original, and all counterparts shall be deemed to be one and the same agreement.
      In Witness Whereof, Landlord and Tenant have executed this Amendment as of the date first written above.

Landlord:

Mathilda Associates LLC, a California limited liability company

By:	Menlo Equities LLC, a California limited liability company, its Manager

By:	Diamant Investments LLC, a Delaware limited liability company, Member

	By:	/s/ Richard J. Holmstrom Richard J. Holmstrom, Manager

Tenant:

Juniper Networks, Inc., a Delaware corporation

By:	/s/ [ILLEGIBLE]

Title:	Chief Financial Officer

By:	/s/ [ILLEGIBLE]

Title:	General Counsel & Secretary

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